EXHIBIT 99.1

FOR IMMEDIATE RELEASE

THE ROWE COMPANIES ANNOUNCES

FOURTH QUARTER OUTLOOK

McLean, VA, Dec 9, 2004– The Rowe Companies (AMEX:ROW), a leading furniture manufacturer and home furnishings retailer, reported that, during the implementation of its new Enterprise Resource Planning (“ERP”) system in its Rowe Furniture manufacturing unit, unforeseen problems with production scheduling were encountered, reducing units produced and shipped. Thus, net shipments for its fourth quarter ended Nov. 28, 2004 will be lower than the prior year at approximately $71-$74 million, compared to $74.5 million in the prior year, which will also result in lower earnings than the prior year quarter.

“The level of incoming orders received at Rowe Furniture has resulted in a backlog at the end of November that is approximately $6 million higher than at the same time last year. Unfortunately, part of the higher backlog is directly attributable to the disruptions in our production scheduling and the resulting reduction in units produced and shipped,” Mr. Gerald M. Birnbach, Chairman and President, stated. “Management at every level in the Rowe Furniture division is intensely focused on resolving these technical issues.”

“Our new ERP system is an integral part of our long-term plan to improve worker productivity and provide the company with substantial new capabilities, including the ability to produce and deliver our merchandise even faster. While temporary disruptions such as our production scheduling problem are not uncommon when implementing leading edge technology, we may encounter additional issues that may delay a return to higher productivity,” Mr. Birnbach continued. “In the meantime, we are making every effort to insure that our customers are not significantly impacted by our reduced production schedules and we are communicating with them regularly to assure that their needs are adequately met.”

“In addition, we are pleased that our Storehouse subsidiary continued its strong turnaround performance this year with record revenue in the fourth quarter and for the full year,” Mr. Birnbach said.

The Rowe Companies anticipates releasing earnings for the fourth quarter and full year in late January. The release will be followed by a conference call.

The Rowe Companies operates two subsidiaries in the home furnishings industry: Rowe Furniture, Inc., a major manufacturer of quality upholstered furniture serving the middle and upper middle market throughout the U.S. and internationally; and Storehouse, Inc., a multi-channel, lifestyle home furnishings business including 60 retail home furnishings stores. Storehouse makes good design accessible by selling an edited assortment of casual, contemporary home furnishings through its stores located in the Southeast, Southwest and Mid-Atlantic markets, its catalog and over the internet.

Statements in this press release concerning Rowe’s business outlook or future economic performance, anticipated profitability, net shipments, expenses or other financial items; together with other statements that are not historical facts, are “forward-looking statements” as that term is defined under Federal Securities Laws. “Forward-looking statements” are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from those anticipated in such statements. Such risks, uncertainties and factors include, but are not limited to, industry cyclicality, fluctuations in customer demand and order patterns, unanticipated delays in the implementation of the new ERP system, the seasonal nature of the business, changes in pricing, and general economic conditions, as well as other risks detailed in Rowe’s filings with the Securities and Exchange Commission.

Contact:	Gene S. Morphis, Chief Financial Officer
703-847-8670